EXHIBIT 24.2

MONSANTO COMPANY

CERTIFICATE

I, Sonya M. Davis, Assistant Secretary of Monsanto Company, hereby certify that the following is a full, true and correct copy of an excerpt from resolutions adopted by the Board of Directors of Monsanto Company on November 6, 2003, at which meeting a quorum was present and acting throughout:

. . .

2.	Each officer and director who may be authorized or required to sign and execute the Form 10-K or any document in connection therewith (whether for and on behalf of the Company, or as an officer or director of the Company, or otherwise), be and hereby is authorized to execute a power of attorney appointing Charles W. Burson, Nancy E. Hamilton, Sonya M. Davis or Michael L. DeCamp, or any of them acting alone, his or her true and lawful attorney or attorneys, with full power of substitution and resubstitution to sign in his or her name, place and stead in any such capacity such Form 10-K and any and all amendments thereto and documents in connection therewith, and to file the same with the SEC or any other governmental body, each of said attorneys to have power to act with or without the others, and to have full power and authority to do and perform, in the name and on behalf of each of said officers and directors, every act whatsoever which such attorneys, or any one of them, may deem necessary, appropriate or desirable to be done in connection therewith as fully and to all intents and purposes as such officers or directors might or could do in person.

. . .

IN WITNESS WHEREOF, I have hereunto set my hand in my official capacity and affixed the corporate seal of Monsanto Company this 25th day of November 2003.

/s/ Sonya M. Davis

[SEAL]	Sonya M. Davis
Assistant Secretary